UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2017

Cardtronics plc

(Exact name of registrant as specified in its charter)

England and Wales	001-37820	98-1304627
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3250 Briarpark Drive, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 308-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On January 3, 2017, P. Michael McCarthy, Senior Executive Vice President — Chief Information Officer of Cardtronics plc (the “Company”), gave notice of his intention to retire from the Company effective February 1, 2017 (the “Retirement Date”) at which time Stuart Mackinnon will assume the role of Chief Information Officer.  Mr. McCarthy will work closely with Mr. Mackinnon on the transition of the technology leadership over the next several weeks. Mr. McCarthy will remain in his current officer position through the Retirement Date.

In connection with his retirement, the Company and Mr. McCarthy entered into a retirement agreement (the “Agreement”).  Pursuant to the Retirement Agreement, Mr. McCarthy is entitled to the following:

•                  the payments and benefits associated Mr. McCarthy’s decision to terminate his employment under Section 3.3 of his Employment Agreement with Cardtronics USA, Inc. dated effective as of May 13, 2013 (the “Employment Agreement”) as set forth in Section 7.1(a) of such agreement;

•                  payout of the 2016 Annual Executive Cash Incentive Plan (“CIP”) based on actual 2016 results as approved by the Board of Directors of the Company (the “Board”), which shall be payable with all regularly scheduled payouts, but no later than March 31, 2017, less any required taxes and withholdings;

•                  payment of a prorated portion (based upon the ratio of the number of days Mr. McCarthy was employed in 2017 to 365) of the CIP based on actual 2017 results as approved by the Board, which shall be payable with all regularly scheduled payouts, but no later than March 31, 2018, less any required taxes and withholdings; provided that if the CIP is intended to constitute performance-based compensation within the meaning of, and for purposes of, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), then no bonus shall be paid except to the extent applicable performance criteria have been satisfied as certified by a committee of the Board as required under Section 162(m) of the Code;

•                  so long as Mr. McCarthy is eligible for and elects and continues COBRA coverage, reimbursement by the Company, on a monthly basis, for the amounts he pays to effect and continue such COBRA coverage for up to 18 months following the Retirement Date; and

•                  payment of an amount equal to two times his base salary and average annual bonus as of the Retirement Date, which amount shall be divided into and paid, consistent with the time and form of severance payments provided for in the Employment Agreement, in 48 equal consecutive semi-monthly installments, less any required taxes and withholdings, payable on the 15th and last day of each month, commencing on the first installment date that is 60 days following the Retirement Date.

The equity awards held by Mr. McCarthy as of the Retirement Date will be treated as follows:

•                  all of the restricted stock units scheduled to vest in January 2017 per the equity award agreements and in accordance with the Long Term Incentive Plan established pursuant to the Cardtronics, Inc. Amended and Restated 2007 Stock Incentive Plan and the Cardtronics, Inc. Second Amended and Restated 2007 Stock Incentive Plan (“LTIP”) shall vest; and

•                  pursuant to the Employment Agreement, all other shares of restricted stock or restricted stock units awarded in connection with either the execution of the Employment Agreement or Mr. McCarthy’s participation in the LTIP that have not fully vested and have not been converted into shares of the Company as of the Retirement Date will be forfeited and deemed cancelled effective as of the Retirement Date.

Mr. McCarthy will receive the foregoing payments and benefits provided he complies with the provisions of the Retirement Agreement and the Employment Agreement, including the non-competition, non-solicitation, non-disclosure and non-disparagement covenants described therein, and he executes within 21 days following the Retirement Date, and does not revoke, a release of claims in favor of the Company.

Mr. McCarthy’s planned retirement does not involve any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardtronics plc

Date: January 5, 2017

	By:	/s/ Edward H. West
	Name:	Edward H. West
	Title:	Chief Financial Officer and Chief Operations Officer